Exhibit 99.1

FOR IMMEDIATE RELEASE

CommScope to Acquire Signal Vision, Inc.
Acquisition of Leading Supplier of Radio Frequency Subscriber Products Will Expand
CommScope’s Broadband Portfolio

Hickory, NC — March 19, 2007 — CommScope, Inc. (NYSE: CTV), a world leader in infrastructure solutions for communication networks, today announced it has signed a definitive agreement to acquire substantially all of the assets of Signal Vision, Inc., a leading supplier of broadband radio frequency subscriber products.  Signal Vision’s product lines include digital passives, indoor amplifiers and addressable taps.  Signal Vision had revenues of less than $30 million in 2006.

“The addition of the Signal Vision line provides CommScope with a more integrated suite of products for the last mile in broadband networks,” said Jim Hughes, Executive Vice President, Broadband Sales & Marketing.  “We believe there is significant potential to expand the reach of Signal Vision’s products through CommScope’s worldwide channels.”

The transaction, which is subject to due diligence and customary closing conditions, is expected to close in the second quarter.

About CommScope

CommScope is a world leader in infrastructure solutions for communication networks.   Through its SYSTIMAX® Solutions™ and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plans,” “anticipate” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled” and similar expressions.  Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, unforeseen facts that might arise during the company’s due diligence process; the ability of the company to complete the acquisition; the challenges of integration associated with the acquisition; the challenges of achieving anticipated synergies; expected demand from Signal Vision’s customers and any statements of belief and any statements of assumptions underlying any of the foregoing.    For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Visit CommScope at our Website— http://www.commscope.com

CONTACTS:
Phil Armstrong, Investor Relations	Betsy Lambert, APR, Media Relations
(828) 323-4848	(828) 323-4873

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